As filed with the Securities and Exchange Commission on April 25, 2022

Registration No. 333-264231

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Clarus Therapeutics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	85-1231852
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

555 Skokie Boulevard, Suite 340

Northbrook, Illinois 60062

(847) 562-4300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert E. Dudley, Ph.D.

Chief Executive Officer

555 Skokie Boulevard, Suite 340

Northbrook, Illinois 60062

(847) 562-4300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Marianne Sarrazin, Esq. Goodwin Procter LLP Three Embarcadero Center, 28th Floor San Francisco, California 94111 Tel: (415) 733-6000	Barry Grossman, Esq. Sarah E. Williams, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  (File No. 333-264231)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-264231), as amended, declared effective on April 25, 2022 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits.

Exhibit Number	Description

5.1	Opinion of Goodwin Procter LLP.

23.2	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the Registration Statement filed on April 11, 2022).

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Northbrook, State of Illinois on April 25, 2022.

CLARUS THERAPEUTICS HOLDINGS, INC.

By:	/s/ Robert E. Dudley, Ph.D.
Name: Robert E. Dudley, Ph.D. Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert E. Dudley, Ph.D. Robert E. Dudley, Ph.D.	President, Chief Executive Officer, and Director (Principal Executive Officer)	April 25, 2022

/s/ Richard Peterson Richard Peterson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 25, 2022

* Kimberly Murphy	Chairman of the Board	April 25, 2022

* John Amory	Director	April 25, 2022

* Elizabeth Cermak	Director	April 25, 2022

* Joseph Hernandez	Director	April 25, 2022

* Mark Prygocki	Director	April 25, 2022

* Alex Zisson	Director	April 25, 2022

*By:	/s/ Richard Peterson
Richard Peterson Attorney-in-Fact

II-2